Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333- 205717) of Tallgrass Energy GP, LP of our report dated February 26, 2016 relating to the financial statements of Rockies Express Pipeline LLC, which appears in this Current Report on Form 8‑K of Tallgrass Energy GP, LP.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
May 31, 2016